Exhibit 99.2

DSP Group, Inc. Will Distribute Shares of ParthusCeva as Dividend to its Shareholders of Record on October 31, 2002

SANTA CLARA, Calif., October 31, 2002 — DSP Group, Inc. (NASDAQ: DSPG) is pleased to announce that the spin-off of its DSP Cores Licensing Division (incorporated as Ceva, Inc.) and the combination of Ceva with Parthus Technologies plc, to form a new company, ParthusCeva, Inc., are expected to close on November 1, 2002.

Under the terms of the transaction, DSP Group will distribute all of the ParthusCeva common stock it holds, which represents 50.1% of the aggregate shares of ParthusCeva common stock outstanding as of the closing, to its stockholders as a dividend, and the former shareholders of Parthus will receive the remaining 49.9% of ParthusCeva’s common stock in exchange for their Parthus shares. ParthusCeva will be an independent, publicly traded company, listed under the symbol “PCVA” on the Nasdaq National Market and under the symbol “PCV” on the London Stock Exchange. DSP Group will not retain ownership of any of the ParthusCeva common stock after the distribution.

The terms of the dividend are as follows: DSP Group will distribute to the holders of DSP Group common stock one share of ParthusCeva common stock for every three shares of DSP Group common stock outstanding as of the close of business on October 31, 2002, the record date for the distribution. No fractional share of ParthusCeva common stock will be distributed, DSP Group stockholders will instead receive cash in lieu of any fraction of a ParthusCeva share due to them.

No action is required by DSP Group stockholders to receive their ParthusCeva stock, and they will not be required to pay anything to receive those shares. DSP Group stockholders who hold their shares in electronic form will be credited with electronic shares of ParthusCeva in the same account in which their DSP Group stock is held. Holders of DSP Group share certificates will receive a certificate for their ParthusCeva shares at the address of record on file with DSP Group’s transfer agent as of the closing.

DSP Group has received a revenue ruling from the Internal Revenue Service declaring, for US Federal income tax purposes, that the distribution of the ParthusCeva common stock is tax-free to DSP Group and to its stockholders to the extent that they receive ParthusCeva common stock. DSP Group will mail a prospectus to all stockholders entitled to receive ParthusCeva common stock. The prospectus will describe the new company, the procedure by which the ratios for the distribution are determined, the risks of holding ParthusCeva common stock and other details of the transaction.

Pursuant to the anticipated dividend distribution, the price per share of DSP Group’s common stock will trade ex-dividend and will be reduced at the open of trading on Monday, November 4, 2002,to reflect the value of the dividend distribution. Prior to that time sales of DSP Group common stock on NASDAQ will include due bills and the per share price will include the right to receive the dividend of ParthusCeva shares.

Stockholders with inquiries should contact Yaniv Arieli, President of US Operations and Investor Relations, DSP Group Inc. at (408) 986-4423.

About DSP Group, Inc.

DSP Group, Inc. is a semiconductor fabless company that is a leader in the wireless residential market. By combining its DSP Core technology with advanced RF, communication technology and speech-processing algorithms, DSP Group is a worldwide leader in developing and providing Total Telephony Solutions™. These applications include digital 900MHz, 2.4GHz, DECT and Bluetooth for residential and automotive applications. DSP Group’s advanced RF CMOS and communications technology provides the company with a clear path to a Phone-on-a-Chip™ solution. DSP Group also develops and markets embedded, integrated silicon/software solution for Voice-over-Digital-Subscriber Line (VoDSL), voice-over-Internet-Protocol (VoIP) applications, and other voice over packet applications for Integrated Access Device (IAD) and IP Phone.